Exhibit 6.4

STELLAR SPIRITS AND WINE INC

Distiller and developer of

Comisario Tequila Brands.

CONVERTIBLE DEBENTURE DUE February 1, 2026

Issuance Date: June 1, 2024	Principal: U.S
$3,953,470.00

FOR VALUE Stellar Spirits and Wine Inc. (the “Company”), hereby promises to pay to the order of Elite Beverage International Inc,or registered assigns (“Holder”) the amount set out above as the principal (as reduced pursuant to the terms hereof pursuant to redemption, conversion or otherwise, the “Principal”) when due, whether upon the Maturity Date (as defined herein) or upon acceleration, redemption or otherwise (in each case, in accordance with the terms hereof) and to pay interest (“Interest”) on any outstanding Principal at the rate of 12% per annum, if the Interest is paid in cash, or at the rate of 15% per annum, if the Interest is paid in Interest Shares, as defined below, subject to periodic adjustment pursuant to Section 2 (the “Interest Rate”), from the date set out above as the Issuance Date (the “Issuance Date”) until the same becomes due and payable, whether upon an Interest Date or the Maturity Date (each, as defined herein) or upon acceleration, conversion, exchange, redemption or otherwise (in each case in accordance with the terms hereof). For avoidance of doubt, any Principal that comprises a portion of the Conversion Amount (as defined herein) pursuant to Section 3(b) in connection with any conversion of this Debenture pursuant to Section 3(a) (a “Principal Conversion Amount”) shall reduce the outstanding Principal of this Debenture.

1. PAYMENTS OF PRINCIPAL. If any Principal remains outstanding on the Maturity Date (as defined herein), then the Holder shall surrender this Debenture to the Company and the Company shall pay to the Holder in cash an amount equal to any outstanding Principal, accrued and unpaid Interest and accrued and unpaid Late Charges, if any. The “Maturity Date” shall be February 1, 2026, as extended at the option of the Holder.

2. INTEREST; INTEREST RATE. Interest on this Debenture shall commence accruing on the Issuance Date, shall continue accruing in accordance with the terms hereof so long as any Principal is outstanding and shall be computed on the basis of a 365-day year and actual days elapsed. On each of February 1, 2025- February 1, 2026 all interest accrued as of such date shall be due and payable. Interest shall be payable on each Interest Date to the record holder of this Debenture on the fifth Business Day prior to the applicable Interest Date, in cash or, at the option of the Company, in Percentage of Company ownership interest (“Interest Shares”) provided that the Interest which accrued during any period shall be payable in Interest Shares if, and only if, the Company delivers written notice of such election (“Interest Election Notice”) to holder of the Debenture at least ten (10) Days prior to the Interest Date (each, an “Interest Election Date”). Interest to be paid on an Interest Date in Interest Shares shall be paid in a percentage of company ownership.

3. CONVERSION OF DEBENTURES. This Debenture shall be convertible into a common share of the Company’s Value at the time of conversion in accordance with the established rate of conversion in accordance with section 3(b).

(a) Conversion Right. At any time or times after the Issuance Date, the Holder shall be entitled to convert any portion of the outstanding and unpaid Conversion Amount into fully paid percentage equity of the Company in accordance with Section 3(b), at the Conversion Rate (as defined below) then in effect.

(b) “Conversion Rate”. The percentage of convertible equity of the Company to be converted shall be $0.50 per share, regardless of market value.

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(c) “Conversion Amount” means the sum of (A) the portion of the outstanding Principal to be converted, redeemed or otherwise with respect to which this determination is being made (provided that such portion of the Principal shall be equal to $1,000 or an integral multiple of $1,000 in excess thereof), (B) accrued and unpaid Interest with respect to such Principal and (C) accrued and unpaid Late Charges with respect to such Principal and Interest.

(d) Optional Conversion. To convert any Conversion Amount into common shares on any date (a “Conversion Date”), the Holder shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 11:59 p.m., PST, on such date, a copy of an executed notice of conversion to the Company, (B) surrender this Debenture to a common carrier for delivery to the Company as soon as practicable on or following such date (or an indemnification undertaking reasonably satisfactory to the Company with respect to this Debenture in the case of its loss, theft or destruction.

4. RIGHTS UPON EVENT OF DEFAULT.

(a) Events of Default. Each of the following events shall constitute an “Event of Default”:

(i) the Company’s failure to pay to the Holder any amount of Principal, Interest, Late Charges or other amounts when and as due under this Debenture (including, without limitation, the Company’s failure to pay any redemption payments or amounts hereunder), or any other Transaction Document or any other agreement, document, certificate or other instrument delivered in connection with the transactions contemplated hereby and thereby to which the Holder is a party, except, in the case of a failure to pay Interest and Late Charges when and as due, in which case only if such failure continues for a period of at least five (5) Business Days;

(ii) the Company breaches any representation, warranty, covenant or other term or condition of this Debenture, any Other Debenture, any other Transaction Document or any other agreement, document, certificate or other instrument delivered in connection with the transactions contemplated thereby and hereby to which the Holder is a party, only if such breach continues for a period of at least ten (10) consecutive Business Days;

(b) Remedies. Promptly after the occurrence of an Event of Default with respect to this Debenture, the Company shall deliver written notice thereof via facsimile and overnight courier (an “Event of Default Notice”) to the Holder. At any time after the earlier of the Holder’s receipt of an Event of Default Notice and the Holder becoming aware of an Event of Default, the Holder may require the Company to redeem all or any portion of this Debenture by delivering written notice thereof (the “Event of Default Redemption Notice”) to the Company, which Event of Default Redemption Notice shall indicate the portion of this Debenture that the Holder is electing to redeem.

5. RJGHTS UPON CHANGE OF CONTROL.

(a) Change of Control. Each of the following events shall constitute a “Change of Control”:

(i) the consolidation, merger or other business combination (including, without limitation, a reorganization or recapitalization) of the Company with or into another Person (other than (A) a consolidation, merger or other business combination (including, without limitation, reorganization or recapitalization) in which holders of the Company’s voting power immediately prior to the transaction continue after the transaction to hold, directly or indirectly, the voting power of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities, or (B) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company);

(ii) The sale or transfer of all or substantially all of the Company’s assets; or

(iii) a purchase, tender or exchange consummated pursuant to an offer made to and accepted by a company.

No later than the earlier of (A) ten (10) days prior to the consummation of a Change of Control or (B) the public announcement of a Change of Control, the Company shall deliver written notice thereof via facsimile and overnight courier to the Holder (a “Change of Control Notice”).

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(b) Assumption. Prior to the consummation of any Change of Control, the Company will secure from any Person purchasing the Company’s assets (in each case, an “Acquiring Entity”) a written agreement (in form and substance satisfactory to the holder of this Debenture to deliver to each holder in exchange for such Debenture, a security of the Acquiring Entity evidenced by a written instrument substantially similar in form and substance to the Debenture, including, without limitation, having a principal amount and interest rate equal to the principal amount and the interest rates of the Debenture held by such holder,

(c) Holder Redemption Right. At any time during the period beginning after the Holder’s receipt of a Change of Control Notice and ending on the date of the consummation of such Change of Control (or, in the event a Change of Control Notice is not delivered at least ten (10) days prior to a Change of Control, at any time on or after the date which is ten (10) days prior to a Change of Control and ending ten (10) days after the consummation of such Change of Control), the Holder may require the Company to redeem all or any portion of this Debenture by delivering written notice thereof (“Change of Control Redemption Notice”) to the Company, which Change of Control Redemption Notice shall indicate the Conversion Amount the Holder is electing to redeem.

6. NONCIRCUMVENTION. The Company hereby covenants and agrees that the Company will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Debenture, and will at all times in good faith carry out all of the provisions of this Debenture.

8. PAYMENT OF COLLECTION, ENFORCEMENT AND OTHER COSTS. If (a) this Debenture is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or the Holder otherwise takes action to collect amounts due under this Debenture or to enforce the provisions of this Debenture or (b) there occurs any bankruptcy, reorganization, receivership of the Company or other proceedings affecting Company creditors’ rights and involving a claim under this Debenture, then the Company shall pay the reasonable costs incurred by the Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, but not limited to, attorneys’ fees and disbursements.

9. CANCELLATION. After all Principal, accrued Interest and other amounts at any time owed on this Debenture have been paid in full, this Debenture shall automatically be deemed canceled, shall be surrendered to the Company for cancellation and shall not be reissued.

10. WAIVER OF NOTICE. To the extent permitted by law, the Company hereby waives demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default, or enforcement of this Debenture.

11. GOVERNING LAW. This Debenture shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Debenture shall be governed by, the internal laws of the State of California, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of California or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of California.

IN WITNESS WHEREOF, the Company has caused this Debenture to be duly executed as of June 26, 2025 and effective as of the Issuance Date set out above.

Stellar Spirits and Wines, Inc

By: /s/ Luis Cota

Luis Cota, CEO

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